Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Place of Incorporation
Subsidiaries

NetQin US Inc.	United States

NetQin International Ltd.	Hong Kong

NetQin Mobile (Beijing) Co., Ltd.	PRC

Variable Interest Entity

Beijing NetQin Technology Co., Ltd.	PRC

Subsidiary of Variable Interest Entity Fuzhou NetQin Mobile Information Technology Co., Ltd.	PRC

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